FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number C4163-1980
[signature]	Filing Number 20244564057
Secretary of State State Of Nevada	Filed On 12/30/2024 1:59:00 PM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: GLOBAL TECH INDUSTRIES GROUP, INC. Entity or Nevada Business Identification Number (NVID):
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: SERIES B PREFERRED STOCK
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: PREFERRED STOCK
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [x] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* PURSUANT TO SECTION 78.1955 OF THE NEVADA REVISED STATUTES, THE UNDERSIGNED DOES HEREBY CERTIFY (CONT)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 12/30/2024

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

GLOBAL TECH INDUSTRIES GROUP, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned does hereby certify, on behalf of Global Tech Industries Group, Inc., a Nevada corporation (the ***"Company"***), that the following resolution was duly adopted by the Board of Directors of the Company.

> **WHEREAS,** the Amended and Restated Articles of Incorporation of the Company, as amended (the ***"Articles of Incorporation"***), authorize the issuance of up to 50,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the ***"Preferred Stock"***) in one or more series, which Preferred Stock shall have such distinctive designation or title, voting powers or no voting powers, and such preferences, rights, qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof; and
>
> **WHEREAS,** it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, IT IS RESOLVED, that the Board of Directors does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (this ***"Certificate of Designation"***) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

TERMS OF SERIES B PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series B Preferred Stock (the ***"Series B Preferred Stock"***) and the number of shares so designated shall be One Thousand (1,000). Each share of the Series B Preferred Stock shall have a par value of $0.001.

Section 2. Fractional Shares. The Series B Preferred Stock may be issued in fractional shares.

Section 3. Voting Rights. Each share of Series B Preferred Stock shall have Super-Voting rights in an amount equal to 100% of the total vote of all outstanding shares of Common Stock and shares of Preferred Stock.

Section 4. Dividends. Each holder of Series B Preferred shall be paid twice the amount of dividends issued by the Company to holders of Common Stock on a pro rata basis with the number of shares of Series B Preferred Stock held.

Section 5. Liquidation. Each holder of Series B Preferred Stock shall, on a pro rata basis, receive a priority of $4,000,000, to be paid before any holders of Common Stock, from the net proceeds of any voluntary or involuntary, dissolution, liquidation, sale of all assets, sale of the Company, bankruptcy, reorganization or other winding down of the Company.

Section 6. Conversion. The Series B Preferred Stock shall have no conversion rights.

Section 7. First Refusal Rights. Each holder of shares of Series B Preferred Stock shall maintain a right of first refusal to participate in or purchase stock in any registration statement filed by the Company.

Section 8. Transferability. The shares of Series B Preferred Stock shall be freely assignable and transferable by their respective holders, subject only to restrictions imposed by applicable state and federal securities laws.

Section 9. Protection Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the unanimous written consent of the holders of Series B Preferred Stock, alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect adversely the holders of Series B Preferred Stock.

Section 10. Waiver. Any of the rights, powers or preferences of the holders of the Series B Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

Section 11. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series B Preferred Stock shall have no other rights, privileges or preferences with respect to the Series B Preferred Stock.

RESOLVED, FURTHER, that the president or any vice-president, the secretary or any assistant secretary, and any receiver of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 27th day of December, 2024.

GLOBAL TECH INDUSTRIES GROUP, INC.

By: ______________________
Paul Strickland
Court-Appointed Receiver